Exhibit 99.2

FOR IMMEDIATE RELEASE

American Vanguard Announces Investment in Biological Products & Technologies

Newport Beach, California – March 1, 2016 - American Vanguard Corporation (NYSE:AVD) and Bi-PA, today announced that American Vanguard Corporation wholly-owned subsidiary, AMVAC-Netherlands BV, has become an investor in Biological Products for Agriculture (Bi-PA). Bi-PA functions as a product development engine bridging basic research/discovery and end-market commercialization. It accomplishes this commercial development by focusing on optimizing formulations and securing regulatory approval. This investment affords American Vanguard a 15% share of Bi-PA’s total enterprise valuation; distribution rights in the Americas for Bi-PA’s Vintec® Trichoderma biological fungus control agent and subsequent products; and access to a pipeline of new products & technologies that emerge from Bi-PA’s scientific research programs with the Italian research-based Fondazione Edmund Mach Institute and other future research collaborations.

Eric Wintemute, Chairman and CEO of American Vanguard, stated: “We are very pleased to secure an ownership position in this outstanding biological development firm with its open innovation platform and novel business model. Our industry has come to recognize that biological solutions technology is an important complement to synthetic chemistry and genetically modified defenses in crop protection and non-crop applications. We look forward to promoting Bi-PA’s current Trichoderma-based products as well as subsequent product developments in North, Central and South America. By creating and commercializing new added value formulations, we intend to provide a broad range of chemical and biological protective technologies that solve complex real world challenges. Our investment in Bi-PA’s product development capabilities reinforces American Vanguard’s strategic focus and underscores our commitment to leading-edge technological innovation and expanded international market access.”

Johan De Saegher, CEO of Bi-PA stated: “The investment by AMVAC in Bi-PA fits perfectly in the strategy of Bi-PA, focusing on development and registration of novel biological solutions for the crop protection industry and relying on strong marketing partners for the distribution of our products. Through AMVAC, Bi-PA gets access to a strong market channel for the Americas and to a network of expertise in this region. The application of our patented Trichoderma-based product Vintec® against wood diseases in vineyards will now also become available to the wine growers in this region. Biological treatments offer great possibilities and will become more important in the future due to their benign characteristics for the users and the environment.”

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets products for crop protection and management, turf and ornamentals management and the control of public and animal health pests. American Vanguard is included on the Russell 2000® & Russell 3000® Indexes and the Standard & Poors Small Cap 600 Index. To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com.

In its public commentary, the Company may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are estimates by the Company’s management subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed in the Company’s SEC reports and filings. All forward-looking statements, if any, in this release represent the Company’s judgment as of the date of this release.

About Bi-PA

Biological Products for Agriculture (Bi-PA) develops, registers and implements innovative crop protection solutions for integrated pest management (IPM). Bi-PA translates innovative research to an IPM solution, both own research and research of third parties. For the basic research as well as the commercialization of those products, Bi-PA is working together with partners worldwide. Bi-PA is partner of the project INNOVA of the European Commission. Bi-PA is based in Londerzeel (Belgium). To learn more about Bi-PA, please reference the company’s web site at www.bi-pa.com.

Contact:
American Vanguard Corporation	The Equity Group Inc.
William A. Kuser	Lena Cati
Director of Investor Relations	www.theequitygroup.com
(949) 260-1200	(212) 836-9611
williamk@amvac-chemical.com	Lcati@equityny.com